Exhibit 99.2

Management’s discussion and analysis of financial condition and results of operations set forth in this Exhibit 99.2 has been revised from the management’s discussion and analysis of financial condition and results of operations included in Item 7 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 to reflect the retroactive application of our adoption of Financial Accounting Standards Board (“FASB”) Staff Position No. APB 14-1 (“FSP APB 14-1”), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our consolidated financial statements and related notes appearing elsewhere in this Current Report on Form 8-K.

Some of the statements contained in the following discussion of our financial condition and results of operations refer to future expectations and business strategies or include other “forward-looking” information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived from numerous assumptions. See Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2008 that was filed on March 2, 2009 for risk factors that should be considered when evaluating forward-looking information detailed below. These factors could cause our actual results to differ materially from the forward-looking statements.

OVERVIEW

The introduction of new manufactured and distributed products at selling prices that generate adequate gross margins is critical to our growth.  On October 14, 2008, Par announced a resizing of its generic products division as part of an ongoing strategic assessment of its businesses.  This initiative is intended to enable Par to optimize its current generic product portfolio and its pipeline of first-to-file/first-to-market products.  As a result, Par believes it will be better positioned to compete in the generic marketplace over the long term.  Par has begun to significantly reduce its research and development expenses by decreasing its internal research and development activities in an effort to focus on completing products currently in development.  Also, Par will continue seeking additional products for sale through new and existing distribution agreements or acquisitions of complementary products and businesses, additional first-to-file opportunities and unique dosage forms to differentiate its products in the marketplace.  Par pays a percentage of the gross profits or sales to its strategic partners on sales of products covered by its distribution agreements.  Generally, products that Par had developed internally, and to which it is not required to split any profits with strategic partners, contribute higher gross margins than products covered by distribution agreements.

Sales and gross margins of our products depend principally on the: (i) introduction of other generic drug manufacturers’ products in direct competition with Par’s significant products; (ii) ability of generic competitors to quickly enter the market after patent or exclusivity period expirations, or during exclusivity periods with authorized generic products, diminishing the amount and duration of significant profits to Par from any one product; (iii) pricing practices of competitors and the removal of competing products from the market; (iv) continuation of existing distribution agreements; (v) introduction of new distributed products; (vi) consolidation among distribution outlets through mergers, acquisitions and the formation of buying groups; (vii) willingness of generic drug customers, including wholesale and retail customers, to switch among generic pharmaceutical manufacturers; (viii) approval of ANDAs, introduction of new Par manufactured products, and future new product launches; (ix) granting of potential marketing exclusivity periods; (x) extent of market penetration for the existing product line; (xi) level, quality and amount of customer service; and (xii) market acceptance of Par’s recently introduced branded product and the successful development to commercialization of our in-licensed branded product pipeline.

Net sales and gross margins derived from generic pharmaceutical products often follow a pattern based on regulatory and competitive factors that are believed by management to be unique to the generic pharmaceutical industry.  As the patent(s) for a brand name product and the related exclusivity period(s) expire, the first generic manufacturer to receive regulatory approval from the FDA for a generic equivalent of the product is often able to capture a substantial share of the market.  At that time, however, the branded company may license an authorized generic product to a competing generic company.  As additional generic manufacturers receive regulatory approvals for competing products, the market share and the price of that product have typically declined, often significantly, depending on several factors, including the number of competitors, the price of the brand product and the pricing strategy of the new competitors.

GENERIC BUSINESS

During the year ended December 31, 2008, Par’s generic business net revenues and gross margin were concentrated in a few products, including two product launches.

In the third quarter of 2008, Par launched dronabinol in 2.5mg, 5mg and 10mg strengths in soft gel capsules.  We have the right to market, sell and distribute dronabinol in the United States.  Par will share net product margin, as contractually defined, on future sales of dronabinol with SVC Pharma LP, an affiliate of Rhodes Technologies.

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Par also commenced shipment of meclizine HCl tablets in 12.5mg and 25mg strengths in the third quarter of 2008.  As of December 31, 2008, we believe Par is the exclusive supplier of the AB-rated generic product.  Par marketed meclizine prior to an explosion at the facility of its API supplier in February 2008.  We have since qualified a new API source and received the appropriate approval of our new drug application to manufacture and market meclizine utilizing our new supplier.

•

In November 2008, Par launched generic versions of Imitrex® (sumatriptan) injection 4mg and 6mg starter kits and 4mg and 6mg prefilled syringe cartridges pursuant to a supply and distribution agreement with GlaxoSmithKline plc (“GSK”).  On May 7, 2008, Par announced an amendment to its agreement with Spectrum Pharmaceuticals and paid Spectrum $20 million pursuant to which we increased our share of the profits from 38% to 95% for the commercialization of the generic versions of GSK's Imitrex® (sumatriptan) injection.  The total cost of this intangible asset related to this product was $25 million, of which a net asset of $18.1 million remains at December 31, 2008.  The useful life of this intangible asset is three years.  Amortization is estimated based on expected cash flows of sumatriptan over its useful life.

•

New product launches in 2007 included propranolol HCl extended release capsules, a product resulting from our strategic partnership with Nortec Development Associates, Inc., and ranitidine HCl syrup, pursuant to a supply and distribution agreement with GSK in the first quarter and the launch of metoprolol succinate ER 25mg in the fourth quarter of 2006 and additional strengths (50mg, 100mg, and 200mg) in the third quarter 2007, pursuant to a supply and distribution agreement with AstraZeneca.

In addition, our investments in generic development is expected to yield approximately eleven new product launches during 2009 and 2010 based on one or more of the following: expiry of the relevant 30-month stay period; patent expiry date; expiry of regulatory exclusivity.  However, such dates may change due to various circumstances, including extended litigation, outstanding citizens petitions, other regulatory requirements set forth by the FDA, and stays of litigation.  These launches will be significant mileposts for Par as many of these products are first-to-file opportunities with gross margins in excess of our current portfolio.

STRATIVA

For Strativa, we will continue to invest in the marketing and sales of our promoted products and prepare for the commercialization of our licensed products.   In addition, Par will continue to seek new licenses and acquisitions that accelerate the growth of its branded business.  Par anticipates these efforts and the three potential new product filings for Strativa noted below will contribute to its goal of generating annualized brand total revenue in excess of $250 million by the end of 2010.

 In July 2005, Par received FDA approval for its first New Drug Application (“NDA”), filed pursuant to Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act, and immediately began marketing megestrol acetate oral suspension NanoCrystal® Dispersion (“Megace® ES”).  Megace® ES is indicated for the treatment of anorexia, cachexia or any unexplained significant weight loss in patients with a diagnosis of AIDS and is utilizing the Megace® brand name that the company has licensed from Bristol-Myers Squibb Company.  The net book value of the trademark was $6.2 million at December 31, 2008 and it has an estimated remaining useful life of approximately 3.5 years.  We have promoted Megace® ES as its primary brand product and generated prescription growth from launch through 2007.  Net sales growth tempered in 2008 principally due to the reimbursement environment for Megace® ES that became more challenging and included a change in reimbursement status that was implemented by a major Medicare Part D plan.

In September 2006, Par entered into an extended-reach agreement with Solvay Pharmaceuticals, Inc. that provides for our branded sales force to co-promote Androgel®, as well as future versions of the product or other products that are mutually agreed upon, for a period of six years.  As compensation for its marketing and sales efforts, we will receive up to $10 million annually, paid quarterly, for the six-year period.  On January 30, 2009, the FTC filed a lawsuit against the company in the U.S. District Court for the District of Central California alleging violations of antitrust laws stemming from Par’s court-approved settlement in the patent litigation with Solvay Pharmaceuticals.  Par believes it has complied with all applicable laws in connection with the court-approved settlement and intends to vigorously defend this action.

In July 2007, we acquired an exclusive licensing agreement under which the company will receive commercialization rights in the U.S. to BioAlliance Pharma's Loramyc® (miconazole Lauriad®), an antifungal therapy for the treatment of oropharyngeal candidiasis, an opportunistic infection commonly found in immunocompromised patients, including those with HIV and cancer.  Phase III studies have been completed by BioAlliance, and BioAlliance submitted a NDA for Loramyc® on February 6, 2009 and is awaiting a response from the FDA indicating whether the NDA has been accepted for filing by the FDA, a process which could take up to 60 days.

In August 2007, we also acquired the North American commercial rights to ZensanaTM (ondansetron HCl) Oral Spray from Hana Biosciences, Inc.  Ondansetron is used to prevent nausea and vomiting after chemotherapy, radiation and surgery.  Assuming successful development and approval, ZensanaTM could be among the first in its class of 5-HT3 antagonist anti-emetic therapies to be available in an oral spray form.  Par and its development partner in this program, NovaDel, are collaborating in the reformulation of ZensanaTM.  In 2008, bioequivalence to the reference drug was achieved in certain studies and not achieved in others.  We are working with NovaDel to further evaluate the results in order to determine the next steps for the ZensanaTM program.

In June 2008, we entered into an exclusive licensing agreement with MonoSol under which the company acquired the commercialization rights in the United States to MonoSol’s thin film formulation of ondansetron.  Ondansetron thin film formulation is a new oral formulation in development for the prevention of chemotherapy-induced nausea and vomiting, prevention of nausea and vomiting associated with radiotherapy, and post-operative nausea and vomiting.  Bioequivalency studies were initiated in 2008 by MonoSol.  Two studies were completed in 2008 in this program that demonstrated bioequivalence to the reference drug.  In the first quarter of 2009, MonoSol completed final ondansetron thin film bioequivalence reports indicating successful completion of all clinical studies necessary to file the NDA for the product with the FDA including meeting all applicable clinical endpoints necessary for the approval of the NDA for the Product, thereby triggering our payment to MonoSol of a $1 million milestone, which will be charged to research and development expense.  It is anticipated that Strativa could file a NDA with the FDA within the next twelve months.

In January 2008, Par announced that it entered into an exclusive licensing agreement with Alfacell Corporation (“Alfacell”) to acquire the commercialization rights in the United States for Onconase® (ranpirnase), then in development for the treatment of unresectable malignant mesothelioma.  In May 2008, Alfacell reported that the preliminary data from its Phase III clinical trial, which assessed treatment with Onconase® plus doxorubicin compared to treatment with doxorubicin alone, did not meet statistical significance for the primary endpoint of overall survival in unresectable malignant mesothelioma.  However, based on the preliminary data from the Phase III study, statistically significant results were achieved in the subset of evaluable unresectable malignant mesothelioma patients who failed a prior chemotherapy regimen before entering this clinical trial.  This subset of patients achieved a statistically significant increase in overall survival when treated with Onconase® plus doxorubicin compared to treatment with doxorubicin alone.  On January 27, 2009, Alfacell reported that it has conducted a pre-NDA meeting with the FDA to discuss its planned submission of the final components of the Onconase® rolling New Drug Application for the treatment of unresectable malignant mesothelioma patients.  At the pre-NDA meeting, the FDA provided guidance to Alfacell recommending that an additional clinical trial be conducted in unresectable malignant mesothelioma patients that have failed one prior chemotherapy regimen, prior to submitting a NDA.  Alfacell’s current financial situation does not allow it to pursue an additional clinical trial, prior to submitting a NDA until other sources of capital are secured.  Alfacell intends to continue to explore strategic alternatives and additional capital.  Under our agreement, the next milestone payment to Alfacell is payable upon approval of Onconase® by the FDA for unresectable malignant mesothelioma.  Par does not have an obligation to provide Alfacell with any additional funding to conduct the FDA required additional clinical trial.

Related Party – Alfacell

Lawrence A. Kenyon became Executive Vice President, Finance of Par effective as of December 15, 2008, and assumed the role of Executive Vice President and Chief Financial Officer of Par as of March 9, 2009.  Mr. Kenyon recently served as Executive Vice President, Chief Financial Officer, and Corporate Secretary from January 2007, and Chief Operating Officer since November 2007, of Alfacell Corporation.  Mr. Kenyon has been a member of the board of directors of Alfacell since November 2007 and will continue to serve as a member of the Alfacell board.  Through February 17, 2009, Mr. Kenyon acted as President, Chief Financial Officer and Corporate Secretary of Alfacell.

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OTHER CONSIDERATIONS

In addition to the substantial costs of product development, Par may incur significant legal costs in bringing certain products to market. Litigation concerning patents and proprietary rights is often protracted and expensive. Pharmaceutical companies with patented brand products are increasingly suing companies that produce generic forms of their patented brand name products for alleged patent infringement or other violations of intellectual property rights, which could delay or prevent the entry of such generic products into the market. Generally, a generic drug may not be marketed until the applicable patent(s) on the brand name drug expires. When an ANDA is filed with the FDA for approval of a generic drug, the filing person may certify either that the patent listed by the FDA as covering the branded product is about to expire, in which case the ANDA will not become effective until the expiration of such patent, or that the patent listed as covering the branded drug is invalid or will not be infringed by the manufacture, sale or use of the new drug for which the ANDA is filed.  In either case, there is a risk that a branded pharmaceutical company may sue the filing person for alleged patent infringement or other violations of intellectual property rights.  Because a substantial portion of our current business involves the marketing and development of generic versions of brand products, the threat of litigation, the outcome of which is inherently uncertain, is always present.  Such litigation is often costly and time-consuming, and could result in a substantial delay in, or prevent, the introduction and/or marketing of products, which could have a material adverse effect on our business, financial condition, prospects and results of operations.

Sales and gross margins of our products depend principally on the: (i) introduction of other generic drug manufacturers’ products in direct competition with Par’s significant products; (ii) ability of generic competitors to quickly enter the market after patent or exclusivity period expirations, or during exclusivity periods with authorized generic products, diminishing the amount and duration of significant profits to Par from any one product; (iii) pricing practices of competitors and the removal of competing products from the market; (iv) continuation of existing distribution agreements; (v) introduction of new distributed products; (vi) consolidation among distribution outlets through mergers, acquisitions and the formation of buying groups; (vii) willingness of generic drug customers, including wholesale and retail customers, to switch among generic pharmaceutical manufacturers; (viii) approval of ANDAs, introduction of new manufactured products, and future new product launches, (ix) granting of potential marketing exclusivity periods; (x) extent of market penetration for the existing product line; (xi) level, quality and amount of customer service; and (xii) market acceptance of our recently introduced branded product and the successful development to commercialization of our in-licensed branded product pipeline.

Par divested FineTech effective December 31, 2005 and, as such, its results are being reported as discontinued operations for all periods presented (see Notes to Consolidated Financial Statements - Note 19 – “Discontinued Operations-Related Party Transaction”).

The following table shows the revenues, gross margin, and operating income and loss by segment for the years ended December 31, 2008, 2007, and 2006 ($ amounts in thousands):

	2008	2007	2006
Revenues:
Generic	$491,065	$684,917	$675,938
Strativa	87,050	84,749	49,230
Total revenues	$578,115	$769,666	$725,168

Gross margin:
Generic	$108,952	$204,130	$183,879
Strativa	67,619	64,389	34,405
Total gross margin	$176,571	$268,519	$218,284

Operating (loss) income:
Generic	($76,773)	$73,357	$39,028
Strativa	213	231	(31,306)
Total operating (loss) income	($76,560)	$73,588	$7,722

Total revenue dollars decreased $191,551 thousand, or 24.9% for the year ended December 31, 2008 as compared to 2007 and gross margin dollars decreased $91,948 thousand, or 34.2%, for the year ended December 31, 2008 as compared to 2007.  For the year ended December 31, 2007, Par’s total revenues dollars increased $44,498 thousand, or 6.1% when compared to 2006 and gross margin dollars increased $50,235 thousand, or 23.0% when compared to 2006.

Generic revenue dollars decreased $193,852 thousand, or 28.3% for the year ended December 31, 2008 compared to the same period in 2007.  Decreased generic revenues in 2008 were primarily due to pricing pressure on existing products including fluticasone, propranolol HCl ER caps, cabergoline, various amoxicillin products, tramadol HCl and acetaminophen tablets and ranitidine HCl syrup.  This was coupled with discontinuation of polyethylene glycol, and lower royalty payments driven primarily by ondansetron tablets.  These decreases were partially offset by higher sales resulting from meclizine, which launched in July 2008, the launch of the 2.5mg, 5mg, and 10mg strengths of dronabinol in July 2008, the launch of sumatriptan succinate in November 2008 and increased sales of metoprolol succinate ER.

Generic gross margin dollars decreased $95,178 thousand, or 46.6% for the year ended December 31, 2008 compared to the same period in 2007.  The decrease in generic gross margin was primarily due to lower sales of fluticasone, propranolol HCl ER caps, cabergoline, tramadol HCl and acetaminophen tablets, various amoxicillin products, and ranitidine HCl syrup.  These decreases were coupled with an impairment charge on nabumetone in the third quarter, greater pricing pressure on other base products, and lower royalty payments driven primarily by ondansetron tablets.  These decreases were partially offset by the 2008 relaunch of meclizine, the 2008 launches of dronabinol and sumatriptan, increased sales of metoprolol and lower inventory write-offs.

Generic revenue dollars increased $8,979 thousand, or 1.3% for the year ended December 31, 2007 from the year ended December 31, 2006.  Generic gross margin dollars increased $20,251 thousand, or 11.0% for the year ended December 31, 2007 from the year ended December 31, 2006.  The increase in generic gross margin was primarily due to new product launches including propranolol HCl ER and metoprolol succinate ER, royalties earned from the sales of ondansetron tablets, which launched in the fourth quarter of 2006, and lower inventory write-offs for the year ended December 31, 2007 compared with the same period in 2006.

 Strativa revenue dollars increased $2,301 thousand or 2.7% for the year ended December 31, 2008 and gross margin dollars increased $3,230 thousand or 5.0% for the year ended December 31, 2008 driven by increased sales of Megace® ES and fees received related to the co-promotion of Androgel®.  For the year ended December 31, 2007, Strativa revenues dollars increased $35,519 thousand or 72.1% and gross margin dollars increased  $29,984 thousand or 87.2% driven by increased sales of Megace® ES and  full year fees received related to the co-promotion of Androgel®.

Net sales and gross margins derived from generic pharmaceutical products often follow a pattern based on regulatory and competitive factors that are believed by management to be unique to the generic pharmaceutical industry.  As the patent(s) for a brand name product and the related exclusivity period(s) expire, the first generic manufacturer to receive regulatory approval from the FDA for a generic equivalent of the product is often able to capture a substantial share of the market.  At that time, however, the branded company may license an authorized generic product to a competing generic company.  As additional generic manufacturers receive regulatory approvals for competing products, the market share and the price of that product have typically declined, often significantly, depending on several factors, including the number of competitors, the price of the brand product and the pricing strategy of the new competitors.

Par’s operating loss in 2008 was mainly due to the decrease in gross margins for the generic segment as discussed above.  Also, Par recorded a $44,712 thousand loss owed to Pentech with respect to an unfavorable court decision, and a loss contingency of approximately $4,802 thousand in connection with its Department of Veterans Affairs contract, which represents its estimate of the loss related to an expected settlement of this matter, including interest.  Par also recorded restructuring costs of $15 million during 2008.  See below for details of the restructuring costs.  The legal fees incurred by Par increased by approximately $17 million in 2008 as compared to 2007.  Gains on sales of product rights and other decreased approximately $10 million in 2008.  These negative factors included in the 2008 operating loss were tempered by lower Strativa in-licensing payments in 2008 ($12 million), lower other R&D expenditures ($3 million), lower employee compensation driven by lower bonus costs ($8 million), the non-recurrence of the fourth quarter 2007 stock option tender offer and the resulting lower stock option costs ($8 million), lower expenses related to sales and marketing of Megace® ES ($4 million), decreased professional accounting fees due to the non-recurrence of Par’s restatement of prior periods ($1 million), and lower product liability insurance premiums ($1 million).

 Operating income from the generic business was impacted in 2007 by the sales and gross margins discussed above, including a reduction in inventory write-offs of $6.2 million driven by improved inventory management and the non-recurrence of the 2006 write-off of pre-launch inventories ($2.1 million) related to the delayed launch of clonidine, as well as by increased investment in generic research and development projects ($5.9 million), and costs associated with Par’s tender offer for certain eligible unvested stock options ($2.9 million), partially offset by the non-recurrence of the 2006 write-off of invalid customer deductions ($10 million).  Brand operating loss was favorably impacted in 2007 due to higher gross margin on higher sales, the co-promotion fees for Androgel® (approximately $7 million), the sale of Par 101 ($20 million) and the cancellation of the development programs for PAR 101 and the Megace® ES oncology clinical program (approximately $5.7 million), tempered by higher costs incurred in connection with the in-license of several late stage compounds in support of Par’s strategy to expand its Strativa segment ($19 million) and the costs of Par’s tender offer for certain eligible unvested stock options ($1.7 million).

RESULTS OF OPERATIONS

Revenues

Total revenues of Par’s top selling products were as follows ($ amounts in thousands):

Product	2008	2007	2006
Generic

Metoprolol succinate ER (Toprol-XL®)	$172,729	$141,877	$8,284
Fluticasone (Flonase®)	38,978	130,475	235,454
Meclizine Hydrochloride (Antivert®)	32,055	8,922	5,243
Cabergoline (Dostinex®)	20,916	34,252	34,824
Sumatriptan succinate injection (Imitrex®)	18,119	-	-
Propranolol HCl ER (Inderal LA®)	17,990	57,459	-
Various amoxicillin products (Amoxil®)	14,822	27,714	59,257
Dronabinol (Marinol®)	14,356	-	-
Ibuprofen Rx (Motrin®)	11,024	17,248	17,224
Megestrol oral suspension (Megace®)	10,286	14,344	14,990
Methimazole (Tapazole®)	10,187	12,343	10,999
Fluoxetine (Prozac®)	9,012	13,229	19,315
Lovastatin (Mevacor®)	4,311	7,360	16,314
Tramadol HCl and acetaminophen tablets (Ultracet®)	1,661	16,024	26,524
Ranitidine HCl Syrup (Zantac®)	421	12,243	-
Quinapril (Accupril®)	252	1,851	20,049
Cefprozil (Cefzil®)	-	1,165	11,879
Other product related revenues (2)	6,535	21,214	17,290
Other (1)	107,411	167,197	178,292
Total Generic Revenues	$491,065	$684,917	$675,938

Strativa
Megace® ES	$76,482	$75,317	$43,379
Other	-	-	3,351
Other product related revenues (2)	10,568	9,432	2,500
Total Strativa Revenues	$87,050	$84,749	$49,230

(1) The further detailing of annual revenues of the other approximately 60 generic drugs is impracticable due to the low volume of revenues associated with each of these generic products.  No single product in the other category is in excess of 3% of total generic revenues for any year in the three-year period ended December 31, 2008.

(2) Other product related revenues represents licensing and royalty related revenues from profit sharing agreements related to products such as Nifedipine ER, the generic version of Procardia®, doxycycline monohydrate, the generic version of Adoxa®, ondansetron ODT, the generic version of Zofran ODT®, and quinapril, the generic version of Accupril®.  Other product related revenues included in the Strativa segment relate to a co-promotion arrangement with Solvay.  On January 30, 2009, the FTC filed a lawsuit against the company in the U.S. District Court for the District of Central California alleging violations of antitrust laws stemming from Par’s court-approved settlement in the patent litigation with Solvay Pharmaceuticals.  Par believes it has complied with all applicable laws in connection with the court-approved settlement and intends to vigorously defend this action.

Total revenues for the year ended December 31, 2008 were $578,115 thousand, decreasing $191,551 thousand, or 24.9%, from total revenues of $769,666 thousand for the year ended December 31, 2007.  Revenues for generic products for the year ended December 31, 2008 were $491,065 thousand, decreasing $193,852 thousand, or 28.3% from revenues for generic products of $684,917 thousand for the year ended December 31, 2007. Among the top-selling products in 2008 that did not have sales in 2007 were dronabinol and sumatriptan succinate.  Lower generic revenues in 2008 were primarily driven by lower sales of certain existing products driven by increased competition affecting both price and volume, including fluticasone, which decreased $91,497 thousand, propranolol HCl ER caps, which decreased $39,469 thousand, tramadol HCl and acetaminophen tablets, which decreased by $14,363 thousand, cabergoline, which decreased $13,336 thousand, various amoxicillin products, which decreased by $12,892 thousand, ranitidine HCl syrup, which decreased $11,822 thousand, and ibuprofen, which decreased $6,224 thousand.  In addition, Par experienced declines in many of Par’s other products due to volume and pricing pressures, and polyethylene glycol, which decreased $4,866 thousand due to product discontinuation as well as lower royalties, which decreased $14,679 thousand primarily from lower sales of ondansetron.  These decreases were partially offset by higher sales of metoprolol succinate ER, which increased $30,852 thousand resulting from increased volume due to full year impact of 50 mg, 100 mg and 200 mg strengths, meclizine, which increased $23,133 thousand resulting from the relaunch in July 2008 and the new product launches described above.  Net sales of distributed products, which consist of products manufactured under contract and licensed products, were approximately 57% of Par’s total revenues in 2008 and approximately 53% of Par’s total revenues in 2007.  The increase in the percentage is driven by the launch of dronabinol and sumatriptan and increased sales of metoprolol partially offset by lower sales of fluticasone and higher sales of meclizine, which is a manufactured product.  Par is substantially dependent upon distributed products for its overall sales, and any inability by its suppliers to meet demand could adversely affect Par’s future sales.  Revenues for the Strativa segment were $87,050 thousand for the year ended December 31, 2008, increasing $2,301 thousand, or 2.7%, from Strativa revenues of $84,749 thousand for the year ended December 31, 2007.  The Strativa revenue growth in 2008 is principally driven by price increases, timing of trade buying patterns and fees received related to the co-promotion of Androgel®.  These increases were offset by a more challenging reimbursement environment and included a change in reimbursement status that was implemented by a major Medicare Part D plan.

Total revenues for the year ended December 31, 2007 were $769,666 thousand, increasing $44,498 thousand, or 6.1%, from total revenues of $725,168 thousand for the year ended December 31, 2006.  Revenues for generic products for the year ended December 31, 2007 were $684,917 thousand, increasing $8,979 thousand, or 1.3% from revenues from generic products of $675,938 thousand for the year ended December 31, 2006, due primarily to the introduction of new products. Among the top-selling products in 2007 that did not have sales in 2006 was metoprolol succinate ER 50mg, 100mg, and 200mg, propranolol HCl ER caps, and ranitidine HCl syrup.  Among the top-selling products in 2007 that were introduced in the fourth quarter of 2006 was metoprolol succinate ER 25mg, which increased by $51,343 thousand.  Partially offsetting these increases were lower sales in 2007 of certain existing products, including fluticasone, which decreased $104,979 thousand, various amoxicillin products, which decreased by $31,543 thousand, quinapril, which decreased by $18,198 thousand, cefprozil, which decreased $10,714 thousand, tramadol HCl and acetaminophen tablets, which decreased by $10,500 thousand, lovastatin, which decreased $8,954 thousand and paroxetine, which decreased $8,261thousand from 2006.  Increased competition adversely affected both the volume and pricing on the above existing products. Net sales of distributed products, which consist of products manufactured under contract and licensed products, were approximately 53% of Par’s total revenues in 2007 and approximately 66% of Par’s total revenues in 2006.  Revenues for Par’s brand segment were $84,749 thousand for the year ended December 31, 2007, increasing $35,519 thousand, or 72.1%, from Brand revenues of $49,230 thousand for the year ended December 31, 2006.  The increase in 2007 is driven by increased sales of Megace® ES and fees received related to the co-promotion of Androgel®.

Gross Revenues to Total Revenues Deductions

Generic drug pricing at the wholesale level can create significant differences between the invoice price and Par’s net selling price.  Wholesale customers purchase product from Par at invoice price, then resell the product to specific healthcare providers on the basis of prices negotiated between Par and the providers, and the wholesaler submits a chargeback credit to Par for the difference.  Par records estimates for these chargebacks, sales returns, rebates and incentive programs, and other sales allowances, for all its customers at the time of sale, as reductions to gross revenues, with corresponding adjustments to its accounts receivable reserves and allowances.

As detailed above, Par has the experience and the access to relevant information that it believes are necessary to reasonably estimate the amounts of such deductions from gross revenues.  Some of the assumptions used by Par for certain of its estimates are based on information received from third parties, such as wholesale customer inventory data and market data, or other market factors beyond Par’s control.  The estimates that are most critical to the establishment of these reserves, and therefore would have the largest impact if these estimates were not accurate, are estimates related to expected contract sales volumes, average contract pricing, customer inventories and return levels.  Par regularly reviews the information related to these estimates and adjusts its reserves accordingly if and when actual experience differs from previous estimates.  With the exception of the product returns allowance, the ending balances of account receivable reserves and allowances generally are eliminated during a two- to four-month period, on average.

Par recognizes revenue for product sales when title and risk of loss have transferred to its customers and when collectibility is reasonably assured. This is generally at the time that products are received by the customers.  Upon recognizing revenue from a sale, Par records estimates for chargebacks, rebates and incentives, returns, cash discounts and other sales reserves that reduce accounts receivable.

Par’s gross revenues before deductions for chargebacks, rebates and incentive programs (including rebates paid under federal and state government Medicaid drug reimbursement programs), sales returns and other sales allowances were as follows;

	December 31, 2008	December 31, 2007	December 31, 2006
	($ millions)	($ millions)	($ millions)
Gross revenues	$1,131	$1,410	$1,379

Chargebacks	(378)	(346)	(340)
Rebates and incentive programs	(85)	(174)	(202)
Returns	(16)	(30)	(44)
Cash discounts and other	(48)	(71)	(49)
Medicaid rebates and rebates due under other US Government pricing programs	(26)	(20)	(19)
Total deductions	(553)	(640)	(654)

Total revenues	$578	$770	$725

The total gross-to-net sales adjustments as a percentage of gross sales increased to 48.9% in 2008 compared to 45.4% in 2007, primarily due to increased pricing pressure of keys products including metoprolol succinate ER, fluticasone, and cabergoline.   This increase was tempered by the relaunch of meclizine in July 2008, the launches of dronabinol in July 2008 and sumatriptan succinate in November 2008, lower royalty income in 2008, lower returns and lower rebates primarily driven by lower fluticasone sales, 2008 customer net pricing trends and lower 2008 formulary sales.

The total gross-to-net sales adjustments as a percentage of gross sales decreased  to 45.4% in 2007 compared to 47.4% in 2006, primarily due to less competition for new products, mainly fluticasone and cabergoline, and reductions of wholesale invoice prices on certain of Par’s existing products.  Gross-to-net deductions are discussed in “Critical Accounting Policies and Use of Estimates” section below.

Gross Margin

Par’s gross margin of $176,571 thousand (30.5% of total revenues) in the year ended December 31, 2008 decreased $91,948 thousand from $268,519 thousand (34.9% of total revenues) in the year ended December 31, 2007.  Generic product gross margins of $108,952 thousand (22.2% of generic revenues) in the year ended December 31, 2008 decreased $95,178 thousand from $204,130 thousand (29.8% of generic revenues) in 2007 primarily due to lower sales of existing products including fluticasone, propranolol HCl ER, and cabergoline, a decline in many of Par’s other products due to pricing pressures, an impairment charge of approximately $4.9 million for nabumetone driven by an increased competitive environment and expected lower future cash flows coupled with Par’s routine evaluation of its generic product portfolio, and lower royalties driven by lower sales of ondansetron.  These decreases were partially offset by higher sales of metoprolol succinate, meclizine driven by the relaunch in July 2008, dronabinol launched in July 2008 and sumatriptan succinate launched in November 2008 as well as lower inventory write-offs.  The Strativa gross margin of $67,619 thousand (77.7% of branded revenues) for the year ended December 31, 2008 increased by $3,230 thousand from $64,389 thousand (76.0% of branded revenues) for the year ended December 31, 2007 due to revenue growth discussed above.  The rate of gross margin as a percentage of net product sales in 2008 reflects increased sales of lower margin metoprolol succinate ER, increased amortization driven by the nabumetone impairment charge and lower royalty income and lower sales of higher margin products such as cabergoline and Propranolol HCl ER, offset by the increased sales of higher margin meclizine and Megace® ES, the launches of higher margin dronabinol and sumatriptan succinate, lower sales of low margin products such as fluticasone and lower inventory write-offs.

Par’s gross margin of $268,519 thousand (34.9% of total revenues) in the year ended December 31, 2007 increased $50,235 thousand from $218,284 thousand (30.1% of total revenues) in the year ended December 31, 2006.  Generic product gross margins of $204,130 thousand (29.8% of generic revenues) in the year ended December 31, 2007 increased $20,251 thousand from $183,879 thousand (27.2% of generic revenues) in 2006 primarily due to the introduction of new product launches including propranolol HCl ER and metoprolol succinate ER, royalties earned from the sales of ondansetron tablets, which launched in the fourth quarter of 2006, and lower inventory write-offs ($6,155 thousand).  Gross margin from Strativa products was $64,389 thousand (76.0% of branded revenues) for the year ended December 31, 2007 increased by $29,984 thousand from $34,405 thousand (69.9% of branded revenues) for the year ended December 31, 2006 due to higher sales of Megace® ES and co-promotion fees for selling Androgel®.  The rate of gross margin as a percentage of net product sales in 2007 reflects the launch of higher margin propranolol HC1 ER, lower inventory write-offs of finished product, lower sales of lower margin existing products including fluticasone and lovastatin, increased sales of higher margin Megace® ES, the co-promotion fee for Androgel®, and royalties earned from the sales of ondansetron tablets, which launched in the fourth quarter 2006, tempered by the launch of lower margin metoprolol succinate ER.

Operating Expenses

  Stock Option Tender Offer

In November 2007, Par issued a tender offer to repurchase eligible stock options held by employees in exchange for a one-time cash payment in the range of $3.08 to $5.96 per option.  Eligible employee held options were unvested stock options with exercise prices in excess of $33.61 per share.  The tender offer was completed in December 2007 with approximately 181 thousand stock options cash settled and resulted in $4.6 million of additional share-based compensation expense in the fourth quarter of 2007, that otherwise would have been recognized ratably in 2008 and 2009, of which $3.3 million was charged to selling, general and administrative expense, $0.9 million was charged to research and development expense, and $0.4 million was charged to costs of goods sold.

  Research and Development

Par’s research and development expenses of $59,656 thousand (10.3% of total revenues) for the year ended December 31, 2008 decreased $18,003 thousand or 23.2% from $77,659 thousand (10.1% of total revenues) from the year ended December 31, 2007, driven by a reduction  in expenditures related to both the Strativa and Generic research and development expenditures.  Expenditures related to Strativa were down approximately $10 million, which was principally driven by a net reduction of $11.7 million of one-time Strativa milestone payments, as $7.5 million of 2008 payments to Alfacell and MonoSol Rx, detailed below, were more than offset by the non-recurrence of $19.2 million of payments incurred in 2007 to acquire rights to late stage compounds, comprised of Loramyc®, pafuramidine maleate and ZensanaTM.  The development of pafuramidine maleate was discontinued in February 2008.

In January 2008, Par entered into an exclusive licensing agreement with Alfacell Corporation to acquire the commercialization rights to Onconase® in the United States.  Under the terms of the agreement, Par made an initial cash payment of $5 million to Alfacell in the first quarter of 2008.  Refer to “Subsequent Events” below for an update on this development program.

In June 2008, Par entered into an exclusive licensing agreement under which it acquired the commercialization rights in the United States to the thin film formulation of ondansetron from MonoSol Rx.  Ondansetron thin film formulation is a new oral formulation in development for the prevention of chemotherapy-induced nausea and vomiting, prevention of nausea and vomiting associated with radiotherapy, and post-operative nausea and vomiting.  Under the terms of the agreement, Par made an initial cash payment to MonoSol in the second quarter of 2008 of $1.25 million and an additional $1.25 million in the third quarter of 2008 upon successful completion of the first contractual milestone.  Refer to “Subsequent Events” below for an update on this development program.

 In addition to these milestones, on-going R&D expense in support of Par’s strategy to expand Strativa increased approximately $1.7 million driven by costs related to the development of ZensanaTM.

Expenditures related to Par’s generic portfolio decreased $8.0 million due to a reduction of personnel cost of $4 million, primarily due to the non-recurrence of performance incentive compensation incurred in 2007 and the non-recurrence of one-time costs associated with a third party development agreement ($2.5 million) and other lower internal development costs ($0.5 million).

Par’s research and development expenses of $77,659 thousand (10.1% of total revenues) for the year ended December 31, 2007 increased $15,217 thousand or 24.4% from $62,442 thousand (8.6% of total revenues) from the year ended December 31, 2006.  The increase was primarily attributable to costs incurred in support of Par’s strategy to expand its brand segment, principally the in-license of three compounds in late-stage development.  In June 2007, Par executed an exclusive licensing agreement with Immtech for the U.S. commercial rights to parfuramidine maleate for the treatment of pneumocystis pneumonia in AIDS patients.  Par paid Immtech $3 million upon the execution of this agreement.  As discussed above the parfuramidine program was discontinued in February 2008.  In July 2007, Par acquired the U.S. commercialization rights from BioAlliance Pharma to Loramyc® (micronazole Lauriad®), an innovative antifungal therapy for the treatment of oropharyngeal candidiasis, an opportunistic infection commonly found in immunocompromised patients, including those with HIV and cancer.  Par paid BioAlliance $15 million upon the execution of the agreement.  In August 2007, Par acquired the North American commercial rights from Hana Biosciences, Inc. to Zensana TM (ondansetron HCl) oral spray, which is used to prevent nausea and vomiting after chemotherapy, radiation and surgery.  Under the terms of this agreement, Par made a $5 million equity investment in Hana at a contractually agreed premium to the prevailing market price.  Of this amount, $1.2 million, representing the premium paid, was charged to research and development expense in 2007.  In addition to these up-front costs, Par incurred an additional $1.1 million in outside development costs related to these products.  These increases were tempered by $4.1 million relating to the 2006 termination of the Megace® ES clinical development program for oncology, and $1.6 million relating to the first quarter 2007 termination of Par 101.

In support of its generic segment, Par entered into an agreement with IntelliPharmaCeutics Ltd (“IPC”), a privately held corporation, in August 2007 , to develop and market a number of controlled release generic drug products.  Under the terms of this agreement, Par made a $5 million private placement equity investment, of which $2.5 million was charged to research and development expense in 2007, based on the estimated fair value of the investment in IPC.  In addition, on-going development and material costs associated with the generic portfolio increased $2.2 million.

The net increases referenced above were partially offset by an overall reduction in personnel cost of $4 million, principally the result of the reorganization of the R&D function which occurred during the first half of 2007, tempered by costs associated with the fourth quarter 2007 stock option tender offer detailed above.

As a result of its product development program, Par or its strategic partners currently have approximately 37 ANDAs pending with the FDA.  No assurances can be given that Par or any of its strategic partners will successfully complete the development of any of these products either under development or proposed for development, that they will obtain regulatory approvals for any such product, that any approved product will be produced in commercial quantities or that any approved product will be sold profitably.

In October 2008, Par announced its plans to resize its generic unit as part of an ongoing strategic assessment of its businesses.  In conjunction with this action, Par has begun to significantly reduce its research and development expenses by decreasing its generic research and development effort.  Although there can be no such assurance, research and development expenses for 2009, including payments to be made to unaffiliated companies, and expected milestone payments under currently executed brand licensing arrangements (refer to Notes to Consolidated Financial Statements – Note 12– “Research and Development Agreements”) are expected to decrease by approximately 40% to 45% from 2008.

Selling, General and Administrative

Total selling, general and administrative expenses of $137,866 thousand (23.8% of total revenues) for the year ended December 31, 2008 decreased $351 thousand or 0.3% from $138,217 thousand (18.0% of total revenues) for the year ended December 31, 2007.  The decrease in 2008 was primarily due to lower employee compensation driven by lower bonus costs ($7,841 thousand), the non-recurrence of the fourth quarter 2007 stock option tender offer and the resulting lower stock option costs ($6,777 thousand), lower Strativa related sales and marketing expenses ($2,200 thousand), decreased professional accounting fees due to the non-recurrence of Par’s restatement of prior periods ($1,275 thousand), and lower product liability insurance premiums ($1,300 thousand). These decreases were tempered by higher legal fees of $17,383 thousand and severance costs of $1,114 thousand.

Total selling, general and administrative expenses of $138,217 thousand (18.0% of total revenues) for the year ended December 31, 2007 decreased $10,000 thousand, or 6.7%, from $148,217 thousand (20.4% of total revenues) for the year ended December 31, 2006.  The decrease in 2007 was primarily due to the non-recurrence of the second quarter 2006 write-off of approximately $10 million in bad debts for invalid customer deductions that Par determined would not be pursued for collection, lower severance costs associated with executive officers of $11 million, partially offset by the expansion of the finance and accounting functions, higher other compensation related costs, including the fourth quarter 2007 stock option tender offer (detailed above), and increased professional costs related to Par’s restatement of prior periods.

Although there can be no such assurance, selling, general and administrative expenses in 2009 are expected to be essentially flat to 2008 expenses.

Settlements and Loss Contingencies, net

Settlements and loss contingencies, net of $49,837 thousand during 2008 is comprised of a $44,712 thousand loss owed to Pentech with respect to an unfavorable court decision, a loss contingency of approximately $4,802 thousand in connection with Par’s Department of Veterans Affairs contract (refer to Notes to Consolidated Financial Statements – Note 18– “Commitments, Contingencies and Other Matters”), which represents its estimate of the loss related to an expected settlement of this matter, including interest; a loss of $908 thousand for the year ended December 31, 2008, related to a settlement with Genpharm that terminated certain products related to distribution and other agreements between the companies; a $585 thousand gain relating to the pre-launch termination of a product distribution agreement entered into in November 2008 between Par and AstraZeneca.

Settlements and loss contingencies, net represents a gain of $945 thousand during 2007 is comprised of a $367 thousand gain related to the settlement of a class action law suit against a former supplier of raw materials that was found guilty of anti-competitive activities; a $378 thousand gain relating to the termination of a product development manufacturing and supply agreement entered into in 2003 between Par and Perrigo Pharmaceuticals; and a $200 thousand gain relating to the termination of a development, manufacture and marketing agreement entered into in 1999 between Par and Resolution Chemicals.

The loss of $1,250 thousand for the year ended December 31, 2006, relates to the settlement with Genpharm that resolved disputes related to distribution and other agreements between the companies.  Par recorded approximately $1,502 thousand of expenses in the second quarter of 2006 as a result of the settlement, of which $1,250 thousand was recorded in settlements, net.  The remaining $252 thousand was recorded in research and development expenses.

Restructuring Costs

In October 2008, Par announced its plans to resize its generic products division as part of an ongoing strategic assessment of its businesses.  In addition, Par has begun to significantly reduce its research and development expenses by decreasing its internal generic research and development effort to focus on completing generic products currently in development and will continue to look for opportunities with external partners.  Par further intends to trim its current generic product portfolio and retain only those marketed products that deliver acceptable profit to Par.  These actions will result in a workforce reduction of approximately 190 employees.  Approximately 30% of the affected positions in manufacturing, research and development, and general and administrative were eliminated by December 31, 2008 and the remaining positions are expected to be eliminated by the end of the first half of 2009.  In connection with these actions, Par incurred expenses for severance and other employee-related costs.  An intangible asset related to intellectual property acquired as part of the Kali acquisition in 2004 was impaired by the reduction of the internal generic research and development effort.  In addition, as part of its plans to resize its generic products division, Par made the determination to abandon or sell certain assets that resulted in asset impairments, and accelerated depreciation expense.  Accelerated depreciation of $0.9 million was recorded in 2008 in connection with assets that were held and used as of December 31, 2008 that are expected to be idled or sold in late 2009.  Par also had non-cash inventory write downs of $1.1 million for a product that was discontinued as part of its plans to resize its generic products division.  Inventory write downs and accelerated depreciation were classified as cost of goods sold and research and development expense on the consolidated statements of operations for the year ended December 31, 2008.

The following table summarizes the restructuring costs incurred by Par in the fourth quarter of 2008 and the remaining related restructuring liabilities balance (included in accrued expenses and other current liabilities on the consolidated balance sheet) as of December 31, 2008 ($ amounts in millions);

Restructuring activities	Initial Charge	Cash Payments	Non-cash charge to Additional paid-in-capital	Non-cash charge to Property, plant and equipment and/or intangible assets	Reversals, reclass or transfers	Liabilities at December 31, 2008
Severance and employee benefits to be paid in cash	$6.3	$ -	$ -	$ -	$ -	$6.3
Severance related to share- based compensation	3.2	-	(3.2)	-	-	-
Asset impairments and other	5.9	-	-	(5.8)	-	0.1
Total	$15.4	$ -	($3.2)	($5.8)	$ -	$6.4

The total $15.4 million charge related to the generic segment in the amount $13.5 million and $1.9 million of the charge related to the Strativa segment.  Par expects that approximately $6 million of this charge will result in cash expenditures during 2009.  The charges related to this plan to reduce the size of the generic business are reflected on the consolidated statements of operations for the year ended December 31, 2008.  The carrying amount of assets held for sale related to these actions was $2.4 million at December 31, 2008 and included in other current assets on the consolidated balance sheet.

Par expects to record an additional $1.2 million of one-time termination benefit costs in the first half of 2009.  Par also expects to record $4 million of accelerated depreciation related to assets that were held and used as of December 31, 2008 but are expected to be idled or sold in late 2009.  Lease costs associated with a facility expected to be closed in late 2009 are estimated to be $1.7 million.

Par anticipates these actions will generate annualized operating expense savings in a range near $45 million.

2006 Restructuring Activity

In the fourth quarter of 2006, Par made the decision to restructure its business operations and as a result, terminated approximately 10% of its workforce.  The restructuring plan met the criteria outlined in SFAS 146 Accounting for Costs Associated with Exit or Disposal Activities.  During the fourth quarter of 2006, Par recorded a restructuring charge primarily to its generic business of approximately $1 million related to employee termination benefits.  During the year ended December 31, 2007, no additional restructuring charges were incurred and substantially all of the benefits were paid out.

Gain on Sales of Product Rights and other

   During the year ended December 31, 2008, Par recognized a gain on the sale of product rights of $9,000 thousand related to the sale of multiple ANDAs and other product rights.

In November 2007, Par entered into an agreement to provide certain information and other deliverables related to Megace® ES to enable the formal technology transfer to a third party that is seeking to commercialize Megace® ES outside of the U.S.  Par recorded $625 thousand in the quarter ended March 29, 2008, when Par’s obligations were fulfilled related to this agreement.

In May 2005, Par and Optimer entered into a joint development and collaboration agreement to commercialize Difimicin (PAR 101), an investigational drug to treat Clostridum difficle-associated diarrhea.  On February 27, 2007 in exchange for $20 million Par returned the marketing rights to Optimer, and recorded a corresponding gain on the sale of product rights.

In September 2006 Par sold its rights associated with ribavirin products, including certain assets and the assumption of certain liabilities, to Three Rivers Pharmaceuticals LLC for $6.6 million.  Par recorded a gain of $3.1 million in 2006 relating to this agreement.

Gain on Extinguishment of Senior Subordinated Convertible Notes

In October 2008, Par repurchased senior subordinated convertible notes that were to mature on September 30, 2010 in the aggregate principal amount of $58 million for approximately $50 million, including accrued interest.  The notes bore interest at an annual rate of 2.875%.  The repurchase also resulted in the write-off of approximately $0.5 million of deferred financing costs in the fourth quarter of 2008.  Par recorded a gain of approximately $3 million ($2 million, after tax), in the fourth quarter of 2008 related to this debt extinguishment.

Other Income / (Expense), net

Other income (expense), net was zero for 2008, ($56) thousand for 2007 and $126 thousand for 2006.

Equity in Loss of Joint Venture

Equity in loss from joint venture was $330 thousand for the year ended December 31, 2008, $387 thousand for the year ended December 31, 2007, and $663 thousand for the year ended December 31, 2006.  The amounts represent our share of loss in SVC Pharma; the joint venture created with Rhodes Technology, and primarily relates to research and development costs incurred by the joint venture to develop ANDAs.  As further detailed in Note 21 – “Investment in Joint Venture” of the accompanying consolidated financial statements, on June 27, 2008, Par and SVC Pharma entered into a license and distribution agreement concurrent with FDA approval of an ANDA for dronabinol (Marinol®).  In connection with the agreement, Par transferred its interest in SVC Pharma to Rhodes Technology.

Loss on Sale of Marketable Securities and Other Investments, net

Par recorded a loss of $3,713 thousand during the year ended December 31, 2008, which represented an other-than-temporary impairment of Par’s investment in a debt security issued by Ford Motor Credit Company that matures in 2015.  Due to the ongoing deterioration of the credit markets and the auto industry and the severity of the loss and the duration of the period that the investment has been in a loss position, Par believed the loss was other-than-temporary.

Par recorded a loss of $3,250 thousand during the year ended December 31, 2008, which represented an other-than-temporary impairment of Par’s investment in Hana Biosciences, Inc. which was triggered by the severity of the loss and the duration of the period that the investment has been in a loss position.

Par recorded a loss of $2,500 thousand during the year ended December 31, 2008, which represented an other-than-temporary impairment of Par’s investment in IPC Corp. The other than temporary impairment was based upon limited financial information provided by IPC and general economic and capital market conditions.

Par recorded an investment loss of $6,040 thousand during the nine months ended September 29, 2007, relating to the complete loss of an investment, as a limited partner, in a fund that invested in various floating rate structured finance securities.  The fund was liquidated and there was no remaining equity for the limited partners.  During the second quarter of 2008, Par reached a settlement in connection with the fund and received $1,667 thousand, which Par recognized as a gain.

In February 2007, Par sold approximately 1.1 million shares of its investment in Optimer stock for $6,836 thousand and recognized a pre-tax gain of $1,398 thousand for the three month period ended March 31, 2007.   Par held 1.3 million shares of Optimer common stock as of September 29, 2007.  During the fourth quarter of 2007, Par sold its remaining investment in Optimer common stock for approximately $9,621 thousand and recognized a corresponding pre-tax gain of $3,059 thousand.  These realized gains of $4,457 thousand were more than offset by a $6,040 thousand realized investment loss relating to the complete loss of an investment recognized in the second quarter of 2007 that Par held, as a limited partner, in a fund that invested in various floating rate structured finance securities.

In November 2006, Abrika agreed to be purchased by a wholly owned subsidiary of the Actavis group.  Based on the terms of the merger agreement, Par received approximately $4,589 thousand for its equity stake in Abrika in 2007.  Par wrote down its investment in Abrika by $3,773 thousand in the second quarter of 2006 based on the terms of the merger agreement between Abrika and Actavis that indicated that the investment was impaired.  This loss is partially offset by a gain in the fourth quarter of 2006 on the sale of Advancis Pharmaceutical Corporation common stock in the amount of $3,190 thousand.

Interest Income

Interest income was $9,246 thousand for the year ended December 31, 2008, $13,673 thousand for the year ended December 31, 2007, and $8,974 thousand for the year ended December 31, 2006 and principally includes interest income derived primarily from money market and other short-term investments.  Our return on investments was negatively impacted by investments in instruments with lower yields.

Interest Expense

Interest expense was $13,355 thousand for the year ended December 31, 2008, $13,781 thousand for the year ended December 31, 2007, and $13,265 thousand for the year ended December 31, 2006 and principally includes interest payable on Par’s senior subordinated convertible notes due 2010.

Income Taxes

Par recorded a (benefit) provision for income taxes for the year ended December 31, 2008 of ($32,447) thousand, $24,670 thousand for the year ended December 31, 2007 and ($410) thousand for the year ended December 31, 2006.  The (benefit) / provisions were based on the applicable federal and state tax rates for those periods (see Notes to Consolidated Financial Statements - Note 17 – “Income Taxes”).  Our effective tax rates for years ended 2008, 2007 and 2006 were 38%, 35% and 18% respectively.  In 2006, the tax rate was impacted by income amounts taxable in different state jurisdictions and other permanent items.

Discontinued Operations

In January 2006, Par announced the divestiture of FineTech Laboratories, Ltd (“FineTech”), effective December 31, 2005.  Par transferred the business for no proceeds to Dr. Arie Gutman, president and chief executive officer of FineTech.  Dr. Gutman also resigned from Par’s Board of Directors.  The results of FineTech operations have been classified as discontinued for all periods presented because Par had no continuing involvement in FineTech.  In January 2008, Dr. Gutman sold FineTech to a third party.  Under the terms of the divestiture, Par received $505 thousand during the year ended December 31, 2008 which represents Par’s share of the net proceeds of the sale transaction.  This $505 thousand has been classified as discontinued operations on the consolidated statement of operations for the year ended December 31, 2008.  In 2008, Par recorded $2,169 to discontinued operations related to tax contingencies.

FINANCIAL CONDITION

Liquidity and Capital Resources

Discussion of Liquidity for the year ended and as of December 31, 2008

Cash and cash equivalents of $170,629 thousand at December 31, 2008 decreased $29,503 thousand from $200,132 thousand at December 31, 2007.  Cash provided by operations was $65,602 thousand for the year ended December 31, 2008 which reflects continuing operations as adjusted primarily for depreciation and amortization of $32,487 thousand, and share-based compensation of $17,535 thousand, and was driven by the liquidation of working capital, mainly lower inventory levels, which declined $42,383  thousand driven by improved inventory turns for purchased finished goods as Par managed its inventory levels to coincide with the decline in 2008 net product sales and as Par resized its generic products division, certain unprofitable products were discontinued.   Payables due to distribution agreement partners increased $54,972 thousand primarily due to the non-cash event of the unfavorable court decision in the Pentech litigation which impacted the ending balance by $44,712 thousand and for the timing of payments to partners of approximately $10,260 thousand related to the higher sales of partnered products, mainly metoprolol.  These working capital reductions were offset by the higher net accounts receivable balance of $19,226 thousand that was primarily driven by timing of sales in the fourth quarter, mainly related to the November 2008 launch of sumatriptan.  Cash flows used in investing activities of $45,507 thousand were driven by net investments of $7,538 thousand in available for sale debt securities, $20,000 thousand invested as part of the amendment to Par’s agreement with Spectrum Pharmaceuticals pursuant to which Par increased its share of the profits from 38% to 95% for the commercialization of the generic versions of GSK's Imitrex® (sumatriptan) injection, in addition to capital expenditures of $17,454 thousand.  Cash used in financing activities was primarily driven by $50,000 thousand used to repurchase $58,000 thousand of principal of senior subordinated convertible notes during the fourth quarter of 2008.

Par’s working capital, current assets minus current liabilities, of $203,462 thousand at December 31, 2008 decreased $28,638 thousand from $232,100 thousand at December 31, 2007.  The decrease was primarily driven by the unfavorable court decision in the Pentech litigation which negatively impacted working capital by $44,712 thousand.  Par’s working capital ratio, which is calculated by dividing current assets by current liabilities, was 1.69x at December 31, 2008 compared to 1.80x at December 31, 2007.  Par believes that its working capital ratio indicates the ability to meet its ongoing and foreseeable obligations for the next 12 fiscal months.

Sources of Liquidity

Par’s primary source of liquidity is cash received from customers.  In 2008, Par collected $575 million with respect to net product sales as compared to $829 million in 2007 and $708 million in 2006.  Par’s ability to continue to generate cash from operations is predicated on its ability to monetize its current product portfolio, product pipeline, and future products acquired.  Par’s generic product pipeline included 14 first-to-file ANDAs and its Strativa pipeline had 3 brand drugs in active development as of December 31, 2008.  Par’s future profitability depends, to a significant extent, upon its ability to introduce, on a timely basis, new generic products that are either the first to market (or among the first to market) or otherwise can gain significant market share.  Commercializing brand pharmaceutical products is more costly than generic products.  Par cannot be certain that its expenditures will result in the successful development or launch of brand products that will prove to be commercially successful or will improve the long-term profitability of its business.

Uses of Liquidity

Par’s uses of liquidity and future potential uses of liquidity include the following;

•

The payment of the senior subordinated convertible notes of $142 million (face value) by September 2010 or sooner,

•

The payment of the Pentech litigation unfavorable judgment of approximately $70 million, subject to any further legal actions,

•

Potential liabilities related to the outcomes of audits by regulatory agencies like the IRS or the Office of Inspector General of the Department of Veterans Affairs.  In the event that Par’s loss contingency is ultimately determined to be higher than originally accrued, the recording of the additional liability may result in a material impact on Par’s liquidity or financial condition when such additional liability is paid.

•

Capital expenditures, which were $17 million in 2008, $9 million in 2007, and $19 million in 2006.  2009 capital expenditures are expected to be approximately $7 million.

•

Funding of general operating expenses after the completion of the resizing of the generic segment.

•

Expenditures related to current business development and product acquisition activities.  As of December 31, 2008, the total potential future payments that ultimately could be due under existing agreements related to products in various stages of development was approximately $56 million. This amount is exclusive of contingencies tied to the achievement of sales milestones, which will be funded through future revenue streams.

•

Normal course payables due to distribution agreement partners of $21 million as of December 31, 2008 related primarily to amounts due under profit sharing agreements, excluding liabilities related to the Pentech litigation unfavorable judgment.  Par is expected to pay substantially all of the $21 million during the first two months of the first quarter of 2009.

Par believes that it will be able to monetize it current product portfolio, its product pipeline, and future product acquisitions and generate sufficient operating cash flows and that along with existing cash, cash equivalents and available for sale securities will allow Par to meet its financial obligations over the foreseeable future.  Par expects to continue to fund its operations, including its research and development activities, capital projects, in-licensing product activity and obligations under its existing distribution and development arrangements discussed herein, out of its working capital.  Par’s future product acquisitions may require additional debt and/or equity financing; there can be no assurance that Par will be able to obtain any such additional financing when needed on terms acceptable or favorable to it.

Analysis of available for sale debt securities held as of December 31, 2008

In addition to its cash and cash equivalents, Par had $93,097 thousand of available for sale debt securities classified as current assets on the consolidated balance sheet as of December 31, 2008.  These available for sale debt securities were all available for immediate sale.  Par’s investment policy limits investments to certain types of instruments issued by institutions with investment-grade credit ratings, the U.S. government and U.S. governmental agencies.  Par is subject to market risk primarily from changes in the fair values of its investments in debt securities including governmental agency and municipal securities, and corporate bonds.  Par’s available for sale debt securities have quoted prices but are traded less frequently than exchange-traded instruments.

Contractual Obligations as of December 31, 2008

The dollar values of Par’s material contractual obligations and commercial commitments as of December 31, 2008 were as follows, in $ thousands:

		Amounts Due by Period
Obligation	Total Monetary	2009	2010 to	2012 to	2014 and
	Obligations		2011	2013	thereafter	Other
Operating leases	$13,240	$4,870	$6,681	$1,336	$353	$ -
Convertible notes*	142,000	142,000	-	-	-	-
Interest payments**	7,145	4,083	3,062	-	-	-
Purchase obligations***	83,292	83,292	-	-	-	-
Long-term tax liability****	41,581	-	-	-	-	41,581
Pentech litigation*****	69,955	69,955
Other	1,995	1,995	-	-	-	-
Total obligations	$359,208	$306,195	$9,743	$1,336	$353	$41,581

* The Notes (shown at face value) mature on September 30, 2010, unless earlier converted, accelerated or repurchased.  See “Legal Proceedings” in Note 18 to consolidated financial statements, “Commitments, Contingencies and Other Matters” for discussion involving notices of default and acceleration Par received from the Trustee of Par’s 2.875% Senior Subordinated Convertible Notes due 2010 and related litigation.  Until the matter is resolved, Par is recording the payment obligations as a current liability as of December 31, 2008 because the Court in the matter could (i) rule against Par’s position and (ii) determine that the appropriate remedy would be the accelerated payment of the Notes.

** Interest payments represent the total interest due under the Notes until their contractual maturity on September 30, 2010.  A portion of these amounts would not be payable if the Notes are earlier converted, accelerated or repurchased.

*** Purchase obligations consist of both cancelable and non-cancelable inventory and non-inventory items.  Approximately $40 million of the total purchase obligations at December 31, 2008 related to metoprolol succinate.

**** The difference between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to FIN 48 represents an unrecognized tax benefit.  An unrecognized tax benefit is a liability that represents a potential future obligation to the taxing authorities.  As of December 31, 2008, the total amount of unrecognized tax benefits, excluding interest and penalties, was $30.2 million, based on evaluation of tax positions and concession on tax issues challenged by the IRS.  As of December 31, 2008, $11.4 million of interest and penalties related to uncertain tax positions is included in other long-term liabilities in Par’s consolidated balance sheet.  We do not expect to make a significant tax payment related to these other long-term liabilities within the next year; however, Par cannot estimate in which period thereafter such tax payments may occur.  For presentation on the table above, Par included the related long-term liability in the “Other” column.

***** Amount and timing of payment is subject to further legal actions.

Par, from time to time, enters into agreements with third parties for the development of new products and technologies.  To date, Par has entered into agreements and advanced funds and has commitments or contingent liabilities with several non-affiliated companies for products in various stages of development.  These contingent payments or commitments are generally dependent on the third party achieving certain milestones or the timing of third-party research and development or legal expenses.  Due to the uncertainty of the timing and/or realization of such contingent commitments, these obligations are not included in the contractual obligations table above as of December 31, 2008.  Payments made pursuant to these agreements are either capitalized or expensed in accordance with Par’s accounting policies.  The total amount that ultimately could be due under agreements with contingencies was approximately $56 million as of December 31, 2008.  This amount is exclusive of contingencies tied to the achievement of sales milestones, which will be funded through future revenue streams.  The agreements that contain such commitments that Par believes are material are described in Notes to Consolidated Financial Statements – Note 12 – “Research and Development Agreements” elsewhere in this Form 10-K and in “Subsequent Events” below.

Stock Repurchase Program

In 2004, the Board authorized the repurchase of up to $50 million of Par’s common stock.  Repurchases are made, subject to compliance with applicable securities laws, from time to time in the open market or in privately negotiated transactions.  Shares of common stock acquired through the repurchase program are available for general corporate purposes.  On September 28, 2007, Par announced that its Board approved an expansion of its share repurchase program allowing for the repurchase of up to $75 million of Par’s common stock, inclusive of the $17.8 million remaining from the April 2004 authorization.  Par repurchased 1.6 million shares of its common stock for approximately $31.4 million pursuant to the expanded program in the fourth quarter of 2007.  The authorized amount remaining for stock repurchases under the repurchase program was approximately $43.6 million, as of December 31, 2008.  Par does not currently anticipate utilizing its available authorization under the repurchase program.

Financing

At December 31, 2008, Par’s total outstanding short and long-term debt, including the current portion, had a face value of $142,000 thousand.  The amount consisted of senior subordinated convertible notes that Par sold in 2003 pursuant to Rule 144A under the Securities Act of 1933, as amended.  The Notes bear interest at an annual rate of 2.875%, payable semi-annually on March 30 and September 30 of each year.  The notes are convertible into shares of common stock of Par at an initial conversion price of $88.76 per share, only upon the occurrence of certain events.  Upon redemption, Par has agreed to satisfy the conversion obligation in cash in an amount equal to the principal amount of the notes converted.  The Notes mature on September 30, 2010, unless earlier converted, accelerated or repurchased.  Par may not redeem the notes prior to the maturity date.  The Trustee under the Indenture governing the Notes has alleged that Par has defaulted in the performance of its obligations under the Indenture and has instituted a lawsuit in connection therewith.  Accordingly, until the matter is resolved, Par is recording the payment obligations under the Notes as a current liability on Par’s consolidated balance sheet as of December 31, 2008.  Refer to Notes to Consolidated Financial Statements – Note 18 – “Commitments, Contingencies and Other Matters.”

Off-Balance Sheet Arrangements

Par has no off-balance sheet arrangements.

Subsequent Events

In the first quarter of 2009, one of our development partners, MonoSol Rx completed final ondansetron thin film bioequivalence reports indicating successful completion of all clinical studies necessary to file the NDA for the product with the FDA including meeting all applicable clinical end-points necessary for the approval of the NDA for the Product, thereby triggering our payment of a $1 million milestone.

On January 27, 2009, one of our development partners, Alfacell reported that it has conducted a pre-NDA meeting with the FDA to discuss its planned submission of the final components of the Onconase® rolling New Drug Application for the treatment of unresectable malignant mesothelioma. At the pre-NDA meeting, the FDA provided guidance to Alfacell recommending that an additional clinical trial be conducted in unresectable malignant mesothelioma patients that have failed one prior chemotherapy regimen, prior to submitting a NDA.  Alfacell’s current financial situation does not allow it to pursue an additional clinical trial prior to submitting a NDA until other sources of capital are secured.  Alfacell intends to continue to explore strategic alternatives and additional capital.  Under our agreement, the next milestone payment to Alfacell is payable upon approval of Onconase® by the FDA for the treatment of unresectable malignant mesothelioma.  Par does not have an obligation to provide Alfacell with any additional funding to conduct the FDA required additional clinical trial.

 On February 6, 2009, one of our development partners, BioAlliance Pharma, completed Phase III studies and submitted a NDA for Loramyc® (miconazole Lauriad®) and is awaiting a response from the FDA indicating whether the NDA has been accepted for filing by the FDA, a process which could take up to 60 days.  In 2007, Strativa Pharmaceuticals acquired an exclusive license to the U.S. commercialization rights to Loramyc®, an antifungal therapy for the treatment of oropharyngeal candidiasis, an opportunistic infection commonly found in immunocompromised patients, including those with HIV and cancer.

On February 9, 2009, following a bench trial, the United States District Court for the Northern District of Illinois entered a judgment in favor of Pentech Pharmaceuticals, Inc. and against Par in the amount of $69,955,476.  This action had alleged that Par breached its contract with Pentech relating to the supply and marketing of paroxetine (Paxil®) and that Par breached fiduciary duties allegedly owed to Pentech.  As a result of the court’s decision, Par recorded $45 million in settlements and loss contingencies, net on the consolidated statements of operations for the year ended December 31, 2008.  Par and its counsel are currently considering Par’s options for appeal.

Critical Accounting Policies and Use of Estimates

Critical accounting policies are those policies that are most important to the portrayal of Par’s financial condition and results of operations, and require management’s most difficult, subjective and complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.  Par’s most critical accounting policies, as discussed below, pertain to revenue recognition and the determination of deductions from gross revenues, the determination of whether certain costs pertaining to Par’s significant development and marketing agreements are to be capitalized or expensed as incurred, the valuation and assessment of impairment of goodwill and intangible assets and inventory valuation.  In applying such policies, management often must use amounts that are based on its informed judgments and estimates.  Because of the uncertainties inherent in these estimates, actual results could differ from the estimates used in applying the critical accounting policies.  Par is not aware of any likely events or circumstances that would result in different amounts being reported that would materially affect its financial condition or results of operations.

 Revenue Recognition and Provisions for Deductions from Gross Revenues

Par recognizes revenues for product sales when title and risk of loss have transferred to its customers, when reliable estimates of rebates, chargebacks, returns and other adjustments can be made, and when collectibility is reasonably assured.  This is generally at the time products are received by the customers.  Upon recognizing revenue from sales, Par records estimates for the following items that reduce gross revenues:

•

Chargebacks

•

Rebates and incentive programs

•

Product returns

•

Cash discounts and other

•

Medicaid rebates

The following table summarizes the activity for the years ended December 31, 2008, 2007 and 2006 in the accounts affected by the estimated provisions described below, in $ thousands:

	For the Year Ended December 31, 2008
Accounts receivable reserves	Beginning balance	Provision recorded for current period sales	(Provision) reversal recorded for prior period sales		Credits processed	Ending balance
Chargebacks	($46,006)	($377,088)	($539)	(1)	$390,895	($32,738)
Rebates and incentive programs	(42,859)	(83,643)	(1,571)	(3)	100,963	(27,110)
Returns	(47,102)	(19,341)	3,409	(4)	24,906	(38,128)
Cash discounts and other	(16,158)	(49,103)	749		51,239	(13,273)
Total	($152,125)	($529,175)	$2,048		$568,003	($111,249)

Accrued liabilities (2)	($17,684)	($25,372)	($192)		$21,336	($21,912)

	For the Year Ended December 31, 2007
Accounts receivable reserves	Beginning balance	Provision recorded for current period sales	(Provision) reversal recorded for prior period sales		Credits processed	Ending balance
Chargebacks	($51,891)	($345,526)	$ -	(1)	$351,411	($46,006)
Rebates and incentive programs	(85,888)	(175,775)	2,075		216,729	(42,859)
Returns	(42,905)	(29,312)	(220)		25,335	(47,102)
Cash discounts and other	(18,038)	(71,552)	211		73,221	(16,158)
Total	($198,722)	($622,165)	$2,066		$666,696	($152,125)

Accrued liabilities (2)	($10,583)	($17,567)	($2,319)		$12,785	($17,684)

	For the Year Ended December 31, 2006
Accounts receivable reserves	Beginning balance	Provision recorded for current period sales	(Provision) reversal recorded for prior period sales		Credits processed	Ending balance
Chargebacks	($102,256)	($339,711)	$ -	(1)	$390,076	($51,891)
Rebates and incentive programs	(50,991)	(201,993)	-		167,096	(85,888)
Returns	(32,893)	(36,609)	(7,686)	(5)	34,283	(42,905)
Cash discounts and other	(15,333)	(48,734)	-		46,029	(18,038)
Total	($201,473)	($627,047)	($7,686)		$637,484	($198,722)

Accrued liabilities (2)	($9,040)	($19,528)	$82		$17,903	($10,583)

(1)

Unless specific in nature, the amount of provision or reversal of reserves related to prior periods for chargebacks is not determinable on a product or customer specific basis; however, based upon historical analysis and analysis of activity in subsequent periods, Par has determined that its chargeback estimates remain reasonable.

(2)

Includes amounts due to customers for which no underlying accounts receivable exists and is principally comprised of Medicaid rebates and rebates due under other U.S. Government pricing programs.  Par included additional amounts that were part of accrued expenses and other current liabilities on the condensed consolidated balance sheets as of December 31, 2006 ($171) thousand and December 31, 2007 ($869) thousand in the tables above that are similar to the previously disclosed amounts due to customers for which no underlying accounts receivable exists.

(3)

The changes in accounts receivable reserves recorded for prior period sales related to rebates and incentives programs are principally comprised of the finalization of contract negotiations with a certain customer(s) that resulted in an adjustment of ($2,313) thousand to our rebates and incentive programs for sales made to that customer in the fourth quarter of 2007.  With the exception of the foregoing factor, there were no other factors that were deemed to be material individually or in the aggregate.

(4)

The changes in accounts receivable reserves recorded for prior period sales related to returns principally comprised of the successful resolution in the twelve-month period ended December 31, 2008 of a customer dispute over invalid customer deductions taken in prior periods of $1,486 thousand, and an update to management’s prior period returns estimates relating to the loss of a customer for certain products and new returns information that became available during the twelve-month period ended December 31, 2008, of $1,923 thousand.

(5)

The changes in accounts receivable reserves recorded for prior period sales related to returns principally comprised of specific return of products triggered by the loss of customers based upon competitive pricing pressures that resulted in an adjustment to previous sales of $(6,126) thousand, and the concession of a customer dispute related to invalid deductions for returns that resulted in an adjustment to previous sales $(1,560) thousand.

Par sells its products directly to wholesalers, retail drug store chains, drug distributors, mail order pharmacies and other direct purchasers and customers that purchase its products indirectly through the wholesalers, including independent pharmacies, non-warehousing retail drug store chains, managed health care providers and other indirect purchasers.  Par has entered into agreements at negotiated contract prices with those health care providers that purchase products through Par’s wholesale customers at those contract prices.  Chargeback credits are issued to wholesalers for the difference between Par’s invoice price to the wholesaler and the contract price through which the product is resold to health care providers.  Approximately 69% of our net product sales were derived from the wholesale distribution channel for the year ended December 31, 2008 and 61% of our net product sales were derived from the wholesale distribution channel for the year ended December 31, 2007.  The information that Par considers when establishing its chargeback reserves includes contract and non-contract sales trends, average historical contract pricing, actual price changes, processing time lags and customer inventory information from its three largest wholesale customers.  Par’s chargeback provision and related reserve vary with changes in product mix, changes in customer pricing and changes to estimated wholesaler inventory.

Customer rebates and incentive programs are generally provided to customers as an incentive for the customers to continue carrying Par’s products or replace competing products in their distribution channels with products sold by Par.  Rebate programs are based on a customer’s dollar purchases made during an applicable monthly, quarterly or annual period.  Par also provides indirect rebates, which are rebates paid to indirect customers that have purchased Par’s products from a wholesaler under a contract with Par.  The incentive programs include stocking or trade show promotions where additional discounts may be given on a new product or certain existing products as an added incentive to stock Par’s products.  Par may, from time to time, also provide price and/or volume incentives on new products that have multiple competitors and/or on existing products that confront new competition in order to attempt to secure or maintain a certain market share.  The information that Par considers when establishing its rebate and incentive program reserves are rebate agreements with and purchases by each customer, tracking and analysis of promotional offers, projected annual sales for customers with annual incentive programs, actual rebates and incentive payments made, processing time lags, and for indirect rebates, the level of inventory in the distribution channel that will be subject to indirect rebates.  Par does not provide incentives designed to increase shipments to its customers that it believes would result in out-of-the ordinary course of business inventory for them.  Par regularly reviews and monitors estimated or actual customer inventory information at its three largest wholesale customers for its key products to ascertain whether customer inventories are in excess of ordinary course of business levels.

Pursuant to a drug rebate agreement with the Centers for Medicare and Medicaid Services, TriCare and similar supplemental agreements with various states, Par provides such states with a rebate on drugs dispensed under government programs.  Par determines its estimate of Medicaid rebate accrual primarily based on historical experience of claims submitted by the various states and any new information regarding changes in the Medicaid program that might impact Par’s provision for Medicaid rebates.  In determining the appropriate accrual amount Par considers historical payment rates; processing lag for outstanding claims and payments; and levels of inventory in the distribution channel.  Par reviews the accrual and assumptions on a quarterly basis against actual claims data to help ensure that the estimates made are reliable.  On January 28, 2008, the Fiscal Year 2008 National Defense Authorization Act was enacted, which expands TriCare to include prescription drugs dispensed by TriCare retail network pharmacies.  TriCare rebate accruals reflect this program expansion and are based on actual and estimated rebates on Department of Defense eligible sales.

Par accepts returns of product according to the following criteria: (i) the product returns must be approved by authorized personnel with the lot number and expiration date accompanying any request and (ii) Par generally will accept returns of products from any customer and will provide the customer with a credit memo for such returns if such products are returned within six months prior to, and until 12 months following, such products’ expiration date. Par records a provision for product returns based on historical experience, including actual rate of expired and damaged in-transit returns, average remaining shelf-lives of products sold, which generally range from 12 to 36 months, and estimated return dates.  Additionally Par considers other factors when estimating its current period return provision, including levels of inventory in the distribution channel, significant market changes that may impact future expected returns, and actual product returns, and may record additional provisions for specific returns that it believes are not covered by the historical rates.

Par offers cash discounts to its customers, generally 2% of the sales price, as an incentive for paying within invoice terms, which generally range from 30 to 90 days.  Par accounts for cash discounts by reducing accounts receivable by the full amount of the discounts that Par expects its customers to take.  In addition to the significant gross-to-net sales adjustments described above, Par periodically makes other sales adjustments.  Par generally accounts for these other gross-to-net adjustments by establishing an accrual in the amount equal to its estimate of the adjustments attributable to the sale.

Par may at its discretion provide price adjustments due to various competitive factors, through shelf-stock adjustments on customers’ existing inventory levels.  There are circumstances under which Par may not provide price adjustments to certain customers as a matter of business strategy, and consequently may lose future sales volume to competitors and risk a greater level of sales returns on products that remain in the customer’s existing inventory.

As detailed above, Par has the experience and access to relevant information that it believes are necessary to reasonably estimate the amounts of such deductions from gross revenues.  Some of the assumptions used by Par for certain of its estimates are based on information received from third parties, such as wholesale customer inventories and market data, or other market factors beyond Par’s control.  The estimates that are most critical to the establishment of these reserves, and therefore, would have the largest impact if these estimates were not accurate, are estimates related to contract sales volumes, average contract pricing, customer inventories and return volumes.  Par regularly reviews the information related to these estimates and adjusts its reserves accordingly, if and when actual experience differs from previous estimates.  With the exception of the product returns allowance, the ending balances of accounts receivable reserves and allowances generally are processed during a two-month to four-month period.

Use of Estimates in Reserves

Par believes that its reserves, allowances and accruals for items that are deducted from gross revenues are reasonable and appropriate based on current facts and circumstances. It is possible, however, that other parties applying reasonable judgment to the same facts and circumstances could develop different allowance and accrual amounts for items that are deducted from gross revenues. Additionally, changes in actual experience or changes in other qualitative factors could cause Par’s allowances and accruals to fluctuate, particularly with newly launched or acquired products.  Par reviews the rates and amounts in its allowance and accrual estimates on a quarterly basis. If future rates and amounts are significantly greater than those reflected in its recorded reserves, the resulting adjustments to those reserves would decrease Par’s reported net revenues; conversely, if actual product returns, rebates and chargebacks are significantly less than those reflected in its recorded reserves, then the resulting adjustments to those reserves would increase its reported net revenues. If Par were to change its assumptions and estimates, its reserves would change, which would impact the net revenues that Par reports.  Par regularly reviews the information related to these estimates and adjusts its reserves accordingly, if and when actual experience differs from previous estimates.

  Research and Development Agreements

Par capitalizes or expenses amounts related to the development of new products and technologies through agreements with third parties based on Par’s determination of its ability to recover in a reasonable period of time its cost from the estimated future cash flows anticipated to be generated pursuant to each agreement.   Accordingly, amounts related to Par’s funding of the research and development efforts of others or to the purchase of contractual rights to products that have not been approved by the FDA, and where Par has no alternative future use for the product, are expensed and included in research and development costs.  Amounts for contractual rights acquired by Par to a process, product or other legal right having multiple or alternative future uses that support its realizability, as well as to an approved product, are capitalized and included in intangible assets on the consolidated balance sheets.

Inventories

Inventories are stated at the lower of cost (first-in, first-out basis) or market value.  Par establishes reserves for its inventory to reflect situations in which the cost of the inventory is not expected to be recovered.  In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as the amount of inventory on hand, estimated time required to sell such inventory, remaining shelf life and current expected market conditions, including level of competition.  Par records provisions for inventory to cost of goods sold.

Par capitalizes costs associated with certain products prior to regulatory approval and product launch (“pre-launch inventories”) when it is reasonably certain that the pre-launch inventories will be saleable, based on management’s judgment of future commercial use and net realizable value.  The determination to capitalize is made once Par (or its third party development partners) has filed an Abbreviated New Drug Application that has been acknowledged by the FDA for containing sufficient information to allow the FDA to conduct their review in an efficient and timely manner and management is reasonably certain that all regulatory and legal hurdles will be cleared.  This determination is based on the particular facts and circumstances relating to the expected FDA approval of the generic drug product being considered, and accordingly, the time frame within which the determination is made varies from product to product.  Par could be required to expense previously capitalized costs related to pre-launch inventories upon a change in such judgment, due to a denial or delay of approval by regulatory bodies, a delay in commercialization, or other potential risk factors.  If these risks were to materialize and the launch of such product were significantly delayed, Par may have to write-off all or a portion of such pre-launch inventories and such amounts could be material.  As of December 31, 2008, Par had pre-launch inventories of $1.6 million.  Should any launch be delayed, inventory write-offs may occur to the extent Par is unable to recover the full value of its inventory investment.  The recoverability of the cost of pre-launch inventories with a limited shelf life is evaluated based on the specific facts and circumstances surrounding the timing of anticipated product launches, including Par’s expected number of competitors during the six-month period subsequent to any anticipated product launch.  Further, Par believes that the inventory balance at December 31, 2008 is recoverable based on anticipated launches and the related expected demand for lower priced generic products that may be substituted for referenced branded products upon FDA approval.

Goodwill and Intangible Assets

Par determines the estimated fair values of goodwill and certain intangible assets with definitive lives based on valuations performed by Par at the time of their acquisition in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Accounting for Goodwill and Other Intangible Assets.  In addition, the fair value of certain amounts paid to third parties related to the development of new products and technologies, as described above, are capitalized and included in intangible assets on the accompanying consolidated balance sheets.

Goodwill is reviewed for impairment annually, or when events or other changes in circumstances indicate that the carrying amount of the asset may not be recoverable.  Intangible assets are reviewed quarterly, or when events or other changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  Impairment of goodwill and indefinite-lived intangibles is determined to exist when the fair value is less than the carrying value of the net assets being tested.  Impairment of definite-lived intangibles is determined to exist when undiscounted cash flows related to the assets are less than the carrying value of the assets being tested.

As discussed above with respect to determining an asset’s fair value, because this process involves management making certain estimates and because these estimates form the basis of the determination of whether or not an impairment charge should be recorded, these estimates are considered to be critical accounting estimates.  As of December 31, 2008, Par determined through its estimates that no impairment of goodwill or intangible assets existed, except as disclosed.  Par will continue to assess the carrying value of its goodwill and intangible assets in accordance with applicable accounting guidance.

As discussed in Notes to Consolidated Financial Statements – Note 10 – “Intangible Assets,” Par impaired intangible assets with net carrying values of $6.4 million in 2008.  As a result of the acquisition of Kali in 2004, Par had amounts recorded as goodwill of $63,729 thousand at December 31, 2008 and December 31, 2007.  In addition, intangible assets with definite lives, net of accumulated amortization, totaled $35,208 thousand at December 31, 2008 and $36,059 thousand at December 31, 2007.

 Recent Accounting Pronouncements that may have a material impact on future consolidated financial statements

In December 2007, the Financial Accounting Standards Board (“FASB”) ratified Emerging Issue Task Force Issue No. 07-1 (“EITF 07-1”), Accounting for Collaborative Arrangements.  The key elements of EITF 07-1 relate to: (a) the scope of the issue; (b) the income statement presentation of transactions with third parties; (c) the income statement presentation of payments between parties to the collaborative arrangement; (d) the disclosures about collaborative arrangements that should be required in the financial statements of the parties to the collaborative arrangements; and (e) the transition method.  A contractual arrangement falls within the scope of EITF 07-1 if the arrangement requires the parties to be active participants and the arrangement exposes the parties to significant risks and rewards that are tied to the commercial success of the endeavor.  Costs incurred and revenue generated on sales to third parties should be reported in the statement of operations based on the guidance in EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent.  The equity method of accounting should not be applied to a collaborative arrangement within the scope of this issue without the creation of a separate legal entity for the arrangement.  Payments between parties to the collaborative arrangement should be presented in the statement of operations based on the nature of the arrangement and each entity's business operations, the contractual terms of the arrangement as well as if existing GAAP is applicable.  EITF 07-1 requires companies to disclose the nature and purpose of the arrangement, its rights and obligations under the arrangement, the accounting policy applied to the arrangement, and the amounts attributable to transactions between other participants to the collaborative arrangement and where in the statement of operations these amounts have been classified.  EITF 07-1 requires that companies comply in its first fiscal year beginning after December 15, 2008 and transition to the guidance in this issue by retrospectively applying the guidance to all periods presented for all arrangements existing at the effective date, unless it is impracticable to do so.  The impracticability assessment should be made on an arrangement-by-arrangement basis and certain disclosures would be required if a company utilized the impracticability exception.  Par is currently evaluating the potential impact of adopting EITF 07-1 on its consolidated financial statements.

In December 2007, the FASB issued FASB Statement No. 141 (Revised 2007) (“SFAS 141R”), Business Combinations.  SFAS 141R will significantly change the accounting for business combinations.  Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition date fair value with limited exceptions.  SFAS 141R will change the accounting treatment for certain specific items, including; acquisition costs will be generally expensed as incurred, minority interests will be valued at fair value at the acquisition date, acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies, in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date, restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date, and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.  SFAS 141R also includes a substantial number of new disclosure requirements.  SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Earlier adoption is prohibited.  Par will be required to record and disclose business combinations following existing GAAP until January 1, 2009.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”).  SFAS 157 establishes a common definition for fair value to be applied to GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.  SFAS 157 applies to fair value measurements that are already required or permitted by other accounting standards, except for measurements of share-based payments and measurements that are similar to, but not intended to be, fair value.  The FASB has previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  Accordingly, this Statement does not require any new fair value measurements.  SFAS 157 was effective for fiscal years beginning after November 15, 2007.  The effective date of SFAS 157 with regard to non-financial assets and liabilities is January 1, 2009 for Par.  Par’s adoption of SFAS 157 with respect to financial assets and liabilities as of January 1, 2008 did not have a material impact on its consolidated financial statements.

 Recent Accounting Pronouncements that did not have a material impact on our consolidated financial statements

In June 2007, the FASB ratified Emerging Issue Task Force Issue No. 07-3 (“EITF 07-3”), Accounting for Non-Refundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities, which requires nonrefundable advance payments for goods and services that will be used or rendered for future research and development activities to be deferred and capitalized.  These amounts will be recognized as an expense in the period that the related goods are delivered or the related services are performed or when an entity does not expect the goods to be delivered or services to be rendered.  EITF 07-3 is effective for the fiscal years beginning after December 31, 2007, including interim periods within those fiscal years. Par’s adoption of the provisions of EITF 07-3, beginning January 1, 2008 did not have a material impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”), which became effective for fiscal periods beginning after November 15, 2007.  Under SFAS 159, companies may elect to measure specified financial assets and liabilities at fair value that are not otherwise measured at fair value, with changes in fair value recognized in earnings each subsequent reporting period.  This election, called the “fair value option,” will enable some companies to reduce volatility in reported earnings caused by measuring related assets and liabilities differently.  SFAS 159 also establishes presentation and disclosure requirements designed to draw a comparison between the different measurement attributes a company elects for similar types of assets and liabilities.  Par did not elect the “fair value option” for any of its eligible financial assets or liabilities and therefore Par’s adoption of SFAS 159 did not have a material impact on its consolidated financial statements.